SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 24, 2003

(Date of earliest event reported)

CARDIMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22419	94-3177883
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

47266 Benicia Street, Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 354-0300

Item 5.	Other Events.

On December 19, 2003, Cardima, Inc. (the “Company”) completed a private placement of 3,583,327 shares of Common Stock to certain accredited investors at a price per share equal to $0.87. The private placement included the issuance to these investors of warrants exercisable to purchase up to an aggregate of 1,074,993 shares of Common Stock at an exercise price equal to $0.957 per share. Net proceeds to the Company from the sale of the shares of Common Stock and the warrants were approximately $2.9 million.

The Company has agreed to register for resale the Common Stock issued in this private placement, including shares underlying the warrants.

In conjunction with the closing of this transaction, the Company issued to financial agents retained by the Company in connection with the transaction warrants to purchase up to 303,608 shares of Common Stock at an exercise price of $0.957 per share and warrants to purchase up to 20,689 shares of Common Stock at an exercise price of $1.2375 per share. The Company agreed to register for resale all shares underlying the warrants issued to the financial agents.

The offering was made only to accredited investors in accordance with Section 4(2) under the Securities Act of 1933 and the rules and regulations promulgated thereunder. The securities offered have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States (or to a U.S. person) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

A press release relating to these matters was issued by Cardima, Inc. on December 24, 2003. The complete text of the press release issued by the Company is attached as an exhibit to this Form 8-K.

Item 7.	Financial Statements and Exhibits.

(c) Exhibits

99.1	Press Release dated December 24, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 24, 2003

CARDIMA, INC.

By:	/s/ Barry D. Michaels
Barry D. Michaels
Interim Chief Financial Officer and Secretary

INDEX TO EXHIBITS

Exhibit Number	Exhibit
99.1	Press release of Cardima, Inc. dated December 24, 2003